UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2009

155 East Tropicana, LLC

155 East Tropicana Finance Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-124924	20-1363044
Nevada	333-124924	20-2546581
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

115 East Tropicana Avenue, Las Vegas, NV		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (702) 597-6076

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01                                             Other Events.

As previously reported, 155 East Tropicana, LLC (the “Company”) did not make a scheduled interest payment that was due on April 1, 2009 on its 8¾% Senior Secured Notes due 2012 (the “Notes”).  The indenture governing the Notes provided for a 30 day grace period with respect to the interest payment.  The Company has not made the payment as of the expiration of the grace period.  The Company has entered into active discussions with certain holders of the Notes regarding the terms of a forbearance agreement.  There can be no assurance, however, that such an agreement will be reached.

Also as previously reported, on April 7, 2009, the Company received a Notice of Default and Reservation of Rights letter in connection with the Company’s credit facility (the “Credit Facility”), which stated, among other things, that the rate of interest under the Credit Facility would not be increased at that time.  Subsequently the Company was notified by the lender that (i) pursuant to the terms of the Credit Facility, the Company no longer has the option of paying the LIBOR interest rate, but must instead pay the Wells Fargo prime rate and (ii) as of May 1, 2009 the rate of interest under the Credit Facility will be increased to the default rate, which is equal to two percentage points above the per annum rate otherwise applicable under the Credit Facility.  The Company and the lender are in active discussions regarding the terms of a forbearance agreement.  There can be no assurance, however, that such an agreement will be reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

155 EAST TROPICANA, LLC
(Registrant)

	By:	/s/Deborah J. Pierce
Date: May 7, 2009		Deborah J. Pierce
	Its:	Chief Financial Officer